EXHIBIT 10.1


                         SUBLEASE TERMINATION AGREEMENT

This Sublease Termination Agreement (the "Agreement") is made as of March 27, 2001 by and between SK Telecom International, Inc., a Delaware corporation (the "Sublandlord") and Vizacom Inc., a Delaware corporation (the "Subtenant"), with reference to the following Recitals:

                                 R E C I T A L S

     WHEREAS, Sublandlord and Subtenant are parties to that certain Sublease dated as of July, 1999 (the "Sublease"), pursuant to which Sublandlord subleases to Subtenant certain premises at Glenpointe Centre East, Teaneck, New Jersey, more fully described on Exhibit B to the Sublease (the "Premises"); and

     WHEREAS, although the term of the Sublease is through February 28, 2003, Subtenant desires to vacate the premises on March 31, 2001 (the "Sublease Termination Date"); and

     WHEREAS, Systematic Financial Management, L.P. ("Systematic") desires to sublease the Premises, effective April 1, 2001 (the "New Sublease Commencement Date").

     NOW, THEREFORE, in consideration of the foregoing Recitals, and for the good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

     1. Sublandlord and Subtenant hereby agree that the Sublease and all rights and obligations of Sublandlord and Subtenant thereunder shall terminate as of 11:59 p.m., New York time, on the date immediately preceding the New Sublease Commencement Date, provided that Sublandlord and Systematic have (a) executed a Sublease Agreement for the Premises (the "New Sublease") on such terms and conditions as are acceptable to Sublandlord and that Sublandlord's landlord has consented to the New Sublease, (b) Systematic has deposited such security as is required by the New Sublease, (c) Systematic has paid the first month's rent under the New Sublease and (d) Systematic is not in default under the New Sublease.

     2. Subtenant expressly understands and agrees that it shall be obligated to fully comply with all terms and conditions of, and to perform all of its obligations under the Sublease, through the Sublease Termination Date.

     3. Subtenant acknowledges that the execution by Sublandlord of the New Sublease shall not be construed as a waiver by Sublandlord of any of its rights or remedies accruing with respect to the Sublease prior to the New Sublease Commencement Date. Further, Subtenant acknowledges and agrees that Sublandlord's obligations under the New Sublease are conditioned upon Subtenant's full satisfaction of all obligations arising under the Sublease through the Sublease Termination Date.

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EXHIBIT 10.1


     4. On or before the Sublease Termination Date, Subtenant shall vacate the Premises, causing all other persons and entities in occupancy or claiming any right of occupancy or possession in the Premises, if any, to remove therefrom and shall remove all of Subtenant's furniture, furnishings, office equipment and other articles of moveable property from the Premises. Subtenant shall immediately, at its expense, repair any damage to the Premises or the Building caused by such removal. Subtenant shall deliver possession of the Premises to Sublandlord broom clean, free of damage and free of any tenancies or other occupancies, free of all liens, encumbrances, rights and privileges of any kind or nature whatsoever. In the event Subtenant fails to vacate the Premises and deliver the Premises to Sublandlord in the condition required by this Agreement, Sublandlord shall have all remedies available under the Sublease, at law or in equity.

     5. Subtenant confirms that, as of the date of its execution of this Agreement, there exist no breaches or defaults under the Sublease, and Subtenant has no outstanding claim against Sublandlord or any other party with respect thereto. Effective as of the Sublease Termination Date, Subtenant hereby releases Sublandlord and its successors and assigns from all claims, obligations and liabilities of every kind and nature whatsoever arising out of or in connection with, the Premises or the Sublease.

     6. Subtenant warrants and represents to the Sublandlord that no person or entity other than Subtenant has any right, title or interest in, or lien upon, the Subtenant's interest under the Sublease. Subtenant has full right, power and authority to execute this Agreement.

     7. Subtenant warrants that it is solvent and that Subtenant has not filed or made an application for a consent to the appointment of a receiver for itself or its assets.

     8. Subtenant represents and warrants to Sublandlord that it has not dealt with any broker other than Cushman and Wakefield in connection with this Agreement. Subtenant shall pay Cushman and Wakefield all commissions and other fees due it on account of this Agreement and hereby agrees to indemnify and hold Sublandlord harmless from and against any and all loss, costs, damage and expense, including, without limitation, reasonable attorneys fees and disbursements, incurred by Sublandlord by reason of any claims of, or liability to, any broker who shall claim to have dealt with it in connection with this Agreement. The provisions of this paragraph 8 shall survive the surrender of the Premises and the termination of the Sublease.

     9. Subtenant warrants that it has not caused to be performed on the Premises any work or improvement for which it has not paid in full.

     10. Upon satisfaction of the conditions of this Agreement, Sublandord shall deliver to Subtenant a letter unconditionally releasing the Letter of Credit that Subtenant provided to Sublandlord as Security for the Sublease.


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EXHIBIT 10.1


     11. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof. This Agreement may not be amended or modified except by a writing signed by the Sublandlord and Subtenant.

     12. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the date first written above.

                                        SK TELECOM INTERNATIONAL, INC.

                                        By: /s/ Moon Gie Kim
                                            Name: Moon Gie Kim
                                            Title: Vice President

                                        VIZACOM INC.

                                        By: /s/ Alan Schoenbart
                                            Name: Alan W.Schoenbart
                                            Title: CFO


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